Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (File No. 333-160155 and File No. 333-153805) on Forms S-8 of our report, dated May 27, 2010, with respect to the statement of assets acquired and liabilities assumed by Home Bank (a wholly-owned subisidary of Home Bancorp, Inc.) pursuant to the Purchase and Assumption Agreement dated March 12, 2010, which report appears in Amendment No. 1 to the Current Report on Form 8-K/A of Home Bancorp, Inc.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

May 28, 2010